Exhibit 99
Following is a copy of the prepared remarks that Glenn M. Renwick, President and Chief Executive Officer of The Progressive Corporation, will read at the Company’s 2008 Annual Meeting of Shareholders on April 18, 2008:
In the Letter to Shareholders in the 2007 Annual Report, we reaffirmed our commitment to profitable growth as the only growth we find acceptable. We also suggested that this commitment will almost certainly take on more relevance as margins in 2008 more closely approximate our 96 combined ratio goal than at any time in the past several years. The first quarter provided additional support for both the commitment and its relevance.
The quarter’s combined ratio was 94.6, compared to 89.5 for the same period last year. The change is of some considerable importance. The first quarter 2007 marked the end of 17 consecutive quarters with a combined ratio below 90 (net of 2005 hurricane losses), as our rate reductions began to be reflected in earned premium.
For most products, earned premiums on an insured vehicle basis were 5-6% lower in the first quarter of 2008, compared to the same period in 2007. We expect this to change by late in the year as earned premium per vehicle begins to reflect the net increases now being taken to meet our loss cost inflation expectations.
Operating with less of a safety net between our actual combined ratio and our target is both a challenge and an opportunity. We implemented a number of additional controls at the beginning of this decade in response to the market conditions we experienced in 1999-2000. We believe those controls have served us well and will continue to do so, but some of them have not been severely tested during the more recent periods of strong margins.
We deal with imperfect information and varying market conditions and expect some variance around our 96 goal at product and state levels. We even expect variance in the aggregate for shorter-time periods, but for the long term our most important goal remains an aggregate calendar year 96 combined ratio. In fact, this quarter’s monthly reporting provided a trajectory leading to the 94.6 quarterly result that was anything but smooth, with February’s combined ratio topping 98. We tend not to comment on the specifics of each month as each seems to have some nuance—weather, leap year effect, early Easter, favorable or unfavorable motorcycle riding conditions—but rather, we just provide the monthly information as it develops.
The key message internalized at Progressive is simple: We are now producing results that form a reasonable distribution around our expected target margin and estimating loss cost inflation and the flow of rate changes into earned premium become of critical importance for all products.
Our preference is to act early with rate changes as we see the need. If severity trends moderate from our expectations and we have overreacted, we can adjust. If, on the other hand, we delay, the path to correction is a long one. The ability to react quickly and as often as necessary has traditionally been a strength for us. During the first quarter, we put into place over 80 product/state combination rate revisions.
We ended the quarter with policy growth of 1% in Personal Auto, 8% in Special Lines and 6% in Commercial Auto as compared to the same period last year. Although not strong, we saw sequential monthly growth for all product lines during the quarter. Our primary growth metric has been policies in force and, while positive, it has fallen short of what we’d want it to be.
The aggregate slow growth in personal auto policies in force is contributed by a continuing and concerning trend in our Agency business — a decline of 2% for the quarter, while the Direct personal auto business produced a 7% gain. Our Agency business currently accounts for about 62% of our policies in force and our Direct business accounts for about 38%. The Internet-produced business continues to be the fastest growth area for our personal auto book.
Reflecting the period-over-period average premium reductions and unit counts, our written and earned premium measures continue to show declines. For Personal Lines, the 4% and 3% declines in written and earned premium for the quarter, respectively, reflect a Direct book that, while larger today, is essentially equal to written and earned premium for the same period a year ago. Our Agency book reflects both rate and unit declines, with written and earned premium lagging the prior year by 6% and 5%.
Commercial Auto’s rate reductions were slightly deeper and current earned premium per vehicle reductions are closer to 9%, not fully offset by the unit increase.
For both Personal and Commercial Auto, our growth is less than balanced across the country as large states contribute more dramatically to the decline. In Personal Auto, New York and California are two notable states where we have had to take actions in addition to rate to ensure long-term profitability. These restrictions have reduced new business volume disproportionately compared to our overall results. During the quarter we were able to increase controls and lift some of the restrictions on segments of concern.
Similarly in Commercial Auto, we are slowing growth in our largest states of Florida and California to ensure profitability.
Efforts at increasing growth from customer retention, discussed often in similar communications, have continued to produce meaningfully positive outcomes. While market conditions and other factors make each effort less than perfectly measurable, the aggregate results are, for now, encouraging. Our policy life expectancy measures for Agency and Direct auto have been on a continuing upward trend and now are approximately 9% and 11% higher than the same measures a year ago and, in most tiers, are at their highest since mid-2006. The largest gains are in the most preferred tiers of business.
Our focus on retention and use of the Net Promoter® Score (NPS) as a proxy for future retention was perhaps validated again by an independent observation in February when the University of Michigan released their annual American Customer Satisfaction Index, which showed Progressive as the most improved in customer satisfaction for the year over any other company surveyed across all industries. The index score is not the objective, but it is an endorsement of the efforts of many. While conscious that an increasing rate environment may change the rate of progress, I am sure that a cultural shift toward customer retention is now a very real focus for us.

In the category of, “I thought it would never happen,” during the quarter Progressive announced that we will enter Massachusetts with a private passenger auto product in May. Recent developments in this $4 billion market have opened the regulatory framework sufficiently to encourage our participation. We will not have exactly the same rating structure as we enjoy in most states, but feel sufficiently confident in our ability to compete and make a profit. Our initial entry will be in the Direct channel with an Agency product to follow. Advertising that already reaches the marketplace has established a level of brand awareness that we will now capitalize upon.
The first quarter was an active quarter for Brand and Marketing activities. Our search for a Chief Marketing Officer was concluded in the quarter with an announcement in late March that Larry Bloomenkranz, currently with UPS, will join Progressive later this month and lead our ongoing brand and marketing efforts. Also during the quarter, we aired the early commercials of a television campaign that has thematic continuity and provides a broad messaging platform. Early response is favorable, but as with most advertising, less than definitive.
In addition, we announced that we had formed a partnership with the X PRIZE Foundation to fund a $10 million prize for the worldwide competition to build safe, low emissions vehicles capable of getting the equivalent of at least 100 miles per gallon. These vehicles must also be ones people want to buy and can be produced commercially. There are notable examples of prizes such as this influencing history: the British Parliament’s Prize in the eighteenth century to determine longitude at sea and the 1927 Orteig Prize won by Charles Lindbergh for a solo flight across the Atlantic. With 73 teams from 10 countries expressing interest in competing, there is little doubt the competition will provide a stage for some very innovative thinking to be surfaced, an association we think works well with who we are. There are plans for significant exposure over the course of the next two and a half years and we are happy to redirect a small part of our marketing expenditure to something relevant to our future and the concerns of our customers and prospective customers.
Investment returns for the quarter on a fully taxable equivalent total return basis were down 2%. More notable is the decline in our unrealized gains position from year-end 2007 to quarter-end March 31, 2008 of over

$500 million. Our positions clearly are not immune from overall market conditions. Notwithstanding the benefits of hindsight, we are comfortable with our allocation of investments in preferred stocks and mortgage-backed bonds. We will continue to invest in instruments we understand and in credits we believe we can rely on, at all times maintaining our ability to write as much profitable insurance as we can.
In March, we recognized $50.2 million of unrealized losses into income on several securities that we believed had more fundamental impairment issues than the market in general and thus were determined to be “other-than-temporarily impaired.” This is a review process we will continue to be diligent about.
Overall, this was a mixed quarter, with modest unit growth and margins about where we targeted. Premium growth was still negatively affected by our past rate actions, but declines in premium per unit will diminish going forward as our planned rate activity takes effect. Our earnings tracked with the margin normalization and premium reductions, and we also faced headwinds from security pricing and recognition of impaired securities.
Less obvious at this time are our advances in product design, new product features and additional initiatives in customer retention that will be released or tested soon. We believe these will contribute to future growth.
With margins close to acceptable thresholds for Progressive and many of our competitors, there will be a new feel to competition in our industry. In this environment, pricing skills and speed to react will be at a premium. We feel well suited to attack the market conditions we expect, with all the skills in claims and product management that have served us well and now complemented by a very real focus on customer retention and our building expectation for our brand and marketing efforts.

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